SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

Encore Capital Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer (Identification No.)

8875 Aero Drive
San Diego, California 92123
(Address of Principal Executive Offices) (Zip Code)

(877) 445-4581
(Registrant’s Telephone Number, Including Area Code)

5775 Roscoe Court
San Diego, California 92123
(Former name or address, if changed since last report)

Item 2.02.	Results of Operations and Financial Condition

                On October 28, 2004 the Company issued a press release announcing its unaudited financial results for the third quarter ended September 30, 2004. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein solely for purposes of Item 2.02.

        The press release attached to this Current Report on Form 8-K as Exhibit 99.1 contains financial measures for income before taxes, net income, fully diluted earnings per share and cash flow from operations excluding one-time benefit that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company has provided a reconciliation in the press release attached to this Current Report on Form 8-K as Exhibit 99.1 of the non-GAAP financial measures for income before taxes, net income, fully diluted earnings per share and cash flow from operations excluding one-time benefit to GAAP income before taxes, net income, fully diluted earnings per share and cash flow from operations.

        Management believes that these non-GAAP financial measures provide useful information to investors about the Company’s results of operations because the elimination of one-time benefit that is included in the GAAP financial measures results in enhanced comparability of certain key financial results between the periods presented.

                 The information provided in this Current Report on Form 8-K pursuant to Item 2.02, including the exhibit, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information provided in this Current Report on Form 8-K pursuant to Item 2.02, including the exhibit, shall not be deemed to be incorporated by reference into the filings of Encore Capital Group, Inc. under the Securities Act of 1933.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On October 26, 2004, the Board of Directors of the Company made the following organization changes, effective immediately. The Company first announced these changes on October 28, 2004.

        Richard A. Mandell was elected to the post of Chairman of the Board of Directors. Mr. Mandell has served as a director of the Company and a member of the Audit Committee since 2001. He will continue to serve as Chairman of the Audit Committee. Eric D. Kogan, who served as Chairman of the Board since May 1998, will continue to serve as a director of the Company.

    J. Brandon Black was promoted to the position of President of the Company. Mr. Black will continue to serve as Chief Operating Officer; a position he has held since 2000. Carl C. Gregory, III, who had served as President prior to Mr. Black’s appointment, will continue to serve as Chief Executive Officer, a position he has held since May 2000. In addition, the Board of Directors elected Mr. Gregory to the newly-created position of Vice Chairman of the Board.

    Mr. Mandell, 62, has served as a director of the Company since June 2001. He currently is a private investor and financial consultant. Mr. Mandell was a Vice President — Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. He also serves as a director of Sbarro, Inc. and The Smith & Wollensky Restaurant Group, Inc. Mr. Mandell holds a BSE degree from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

        Mr.Kogan, 41, served as Chairman of the Board of Directors of the Company from February 1998 to October 2004. Since April 2002, Mr. Kogan has been a Partner of Clarion Capital Partners, a private equity firm based in New York. From April 1993 to April 2002, Mr. Kogan was an officer of Triarc Companies, Inc., a holding company and, through its subsidiaries, the franchisor of the Arby’s restaurant system (“Triarc”), and certain of its subsidiaries, most recently serving as Triarc’s Executive Vice President of Corporate Development. Mr. Kogan received his undergraduate degree from the Wharton School of the University of Pennsylvania and an MBA from the University of Chicago.

    Mr. Gregory, 60, has served as a director and Chief Executive Officer of the Company since May 2000 and served as President of the Company from May 2000 to October 2004. Prior to joining the Company, Mr. Gregory was Chairman, President and Chief Executive Officer of West Capital Financial Services Corp. for the period beginning January 1998. Prior to joining West Capital, Mr. Gregory was Managing Partner of American Western Partners, a private investment firm, from January 1996 through January 1998. From 1993 through 1995, Mr. Gregory was Chairman, President and Director of MIP Properties, Inc., a public real estate investment trust. Mr. Gregory received his undergraduate degree in Accounting from Southern Methodist University and an MBA from the University of Southern California.

    Mr. Black, 36, joined the Company in May 2000 and serves as President and Chief Operating Officer. From March 1998 until joining the Company, Mr. Black was the Senior Vice President of Operations for West Capital Financial Services Corp. Prior to joining West Capital, Mr. Black worked for First Data Resources during the period of September 1997 through April 1998 and for Capital One Financial Corporation from June 1989 until August 1997. Mr. Black received a bachelor’s degree from the College of William and Mary in 1989 and an MBA from the University of Richmond in 1996.

Employment Agreements. In March 2002, the Company entered into employment agreements with Messrs. Gregory and Black. These agreements generally provide for one-year terms with automatic renewals, base compensation aggregating approximately $662,000 per year, plus incentive compensation, as defined, and non-competition provisions. The agreements provide for severance payments over periods between one year and one and a half years upon termination without cause, as defined.

Certain Transactions. The shares included in the Company’s Registration Statement on Form S-3 currently on file with the Securities and Exchange Commission are proposed to be offered by selling stockholders, including Messrs. Barkley, Black, Gregory and Kogan. Pursuant to registration rights granted to the selling stockholders, the Company is bearing certain customary costs related to the offering on behalf of the selling stockholders, estimated to be approximately $0.4 million.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated October 28, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: October 28, 2004	By /s/ Barry R. Barkley

Barry R. Barkley Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated October 28, 2004.

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